Exhibit 10.4

EMPLOYMENT CONTRACT

The undersigned,

1.                                 The private company with limited liability Hudig-Langeveldt Groep B. V., having its registered office in Rotterdam,
further to be called HLG,
herein also acting on behalf of and warranting the performance of the group companies of HLG (which means companies of which more than 50% of the share capital is held by HLG)

2.                                 Mr. D. Verbeek,
domiciled in
Rotterdam,
further to be called: the Member of the Board

declare herein agreement on the following:

a.                                 From 1 January 1989 onwards or from any agreed date prior to this, the Member of the Board will become employed by HLG as a Financial Director.

b.                                The Employment Contract will be entered into for an indefinite period of time.

c.                                 The Member of the Board is appointed a member of HLG’s Group Board of Management and holds (for the time being) the office of Financial Director. However, it is known that he has relinquished a very good function elsewhere and accepted HLG’s offer with a view to his being appointed Managing Director of HLG, which appointment - according to the parties’ intentions - would have to be brought about not later than on 1 July 1990. The Supervisory Board of HLG will therefore appoint the Member of the Board as the Managing Director of HLG no later than on 1 July 1990 unless the Supervisory Board has come to the conclusion that the Member of the Board cannot be eligible for such an appointment. If the Supervisory Board draws this conclusion, it will notify the Member of the Board of this, giving sound reasons.

d.                                If the Supervisory Board has given a notice as meant in the last sentence of the previous clause, and except for when there are urgent reasons as meant in Section 1639 p of the Civil Code, HLG will not take any measures for one year after 1 July 1990 which could result in termination of the employment of the Member of the Board, whilst on the other hand the Member of the Board is entitled during a one-year period after 1 July 1990 to terminate the employment with due observance of a notice period of one month. If the Member of the Board gives notice of termination of the employment before 1 July 1991, HLG will pay him compensation amounting to NLG 350,000—.

e.                                 If HLG informs the Member of the Board that the intended offer will be made to him and the Member of the Board does not accept this offer, the Member of the Board will not be entitled to the compensation as meant above under d.

f.                                   The Member of the Board will receive an annual gross salary of NLG 250,000— until HLG decides, not later than on 1 July 1990, whether the Member of the Board will be offered the post of Managing Director. The salary level of a Managing Director of HLG is currently NLG 412,000— gross.

g.                                The Member of the Board will contribute an amount equal to the value of his pension rights built up elsewhere to HLG’s Pension Fund and will be entitled on termination of his employment as meant above under d. (thus before 1 July 1991) to have transferred to a pension fund or insurer to be indicated by him an amount equal to the amount contributed by him to HLG’s Pension Fund increased by interest of ....% per annum and increased by ...% of the premium paid by HLG for his benefit from 1 January 1989 onwards.

This clause is only applicable on condition that consent is obtained from Delta Lloyd to this end. This will be

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applied for immediately after this contract has been signed. The said percentages will be finalised in consultation with Delta Lloyd.

h.                                This Agreement is covered by the “Employment Conditions”, insofar as is not explicitly otherwise provided for in this Agreement. A copy of these conditions initialled by the parties is attached to this Agreement.

i.                                    For the rest the general employment conditions apply which are currently applicable to the employees of HLG insofar as is not provided otherwise in this Agreement and the associated Employment Conditions.

Rotterdam, 31 October 1988

/s/ A. Jiskoot

A. Jiskoot, Chairman of the Supervisory Board

/s/ J.G.A. ten Bokkel	/s/ D. Verbeek

J.G.A. ten Bokkel, Master of Law
Hudig-Langeveldt Groep N.V.	D. Verbeek

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APPENDIX 1 TO THE EMPLOYMENT CONTRACT

As an allowance for the necessary costs incurred by the Member of the Board as a result of a change in work, such as re-mortgaging costs, HLG will pay to the Member of the Board in the month he becomes employed, the amount of NLG 100,000= gross.  The payroll tax, old-age pension and national insurance contributions will be withheld from this amount.

In order to partially avoid such amounts being withheld, the Member of the Board may submit documents which enable HLG to pay part of this amount free of tax.

Drawn up in Rotterdam, dated 31 October 1988

[signature]

APPENDIX 2 TO THE EMPLOYMENT CONTRACT

On or around 1 January 1990 HLG will pay to the Member of the Board the amount of NLG 60,000— gross as a bonus.

Payroll tax, old-age pension and national insurance contributions will be withheld from this amount.

Drawn up in Rotterdam, dated 31 October 1988

[signature]

EMPLOYMENT CONDITIONS

1.                                 The Member of the Board undertakes during his employment with HLG to fulfil the Management Board function(s) he is entrusted with to the best of his ability. Unless the parties agree explicitly otherwise, these Conditions will remain fully in force when the function of the Member of the Board is changed in mutual consultation.

2.                                 Salary

The annual salary of the Member of the Board will be divided into twelve monthly instalments paid in arrears, payable always on the last day of each calendar month, payment in the form of a so-called 13th month and the holiday allowance usual at HLG.

For the rest this salary is gross and therefore will not be increased by any bonus or additional payment on HLG’s account.

With regard to the said salary the Member of the Board will only have a claim on HLG and therefore not on any group company.

3.                                 Expenses

HLG will refund the Member of the Board for the specified expenses incurred by him in the interest of HLG or the group companies; in addition, HLG will pay annually a fixed sum to the Member of the Board to reimburse costs which are not suitable for specified invoices. This amount is NLG 500— per month.

4.                                 Telephone

All costs, such as subscription costs and call units, connected with having a telephone at the home of the Member of the Board, will be reimbursed by HLG.

5.                                 Car

HLG will make a car available to the Member of the Board up to a fixed maximum catalogue price of NLG 54,096- (inc. VAT). All costs connected with the use of it will be chargeable to HLG.

On replacement within three years the prior consent of the Board of Management of HLG is required. The same consent is required if the Member of the Board wishes to buy a car the catalogue price of which is above the maximum determined. Consent to this will be connected to the condition that the amount by which the purchase price exceeds the maximum determined, will remain at the expense of the Member of the Board and shall not be more than 10% of the said maximum. On the sale of the car, the Member of the Board will share in the proceeds in proportion to his share in the purchase price.

6.                                 Health insurance scheme

HLG offers the possibility of joining the group health insurance scheme. The company will contribute substantially to the premium.

7.                                 Pension Scheme

The pension for Members of the Board include:

• old-age pension at the age of 62 years

• widow’s pension

• orphan’s pension.

The annual salary from HLG is divided in two components:

A.                          The basic component which is equal to the maximum annual salary included in the calculation of the pensionable salary according to the Pension Regulations 1987 of the Hudig-Langeveldt Pension Fund, further to be called the Pension Fund’.

B.                            A surplus applicable to top executives in the group, up to a maximum corresponding to half of the maximum annual income to be taken into account under the scheme under A.

C.                            The surplus for the income above A + B.

The pension is calculated as follows:

Under A:                       Pension rights are granted on the basic component, calculated in accordance with the Pension Regulations 1987 of the Pension Fund, however, with the following changes:

a.                       The retirement date is the first date of the month in which the participant reaches the age of 62 years.

b.                      For the pension calculations a maximum of 37 service years are taken into account while the annual old-age pension for each service year amounts to 1.8919%, therefore resulting in a maximum old-age pension of 70% of the pensionable salary.

c.                       The final wage system is applicable until the end of the year in which the participant has reached the age of 61 years old.

d.                      The costs of the Pension Scheme are fully chargeable to HLG.

Under B:                         With regard to this surplus the conditions of the scheme under A apply accordingly, insofar as is not otherwise provided for. The old-age pension is calculated on this surplus on the basis of 1 ½% per service year with a maximum of 40 service years, therefore resulting in a maximum 60% of this surplus income.

Under C:  With regard to this surplus the conditions of the scheme under A apply accordingly insofar as is not otherwise provided for. The old-age pension is calculated over this surplus on the basis of 2% per service year with a maximum of 20 service years, therefore resulting in a maximum of 40% of this surplus income.

Each year the pension right is re-calculated on the basis of the formula set out above.  The pension commitment is not granted via the Pension Fund but is directly insured with Delta LIoyd/Nationale-Nederlanden. The participant will receive an annual pension specification. On top of and apart from the old-age pension thus determined, the Member of the Board will receive an amount equal to the annual AOW pension for married persons from the retirement date until his 65th birthday.

Arrangement for changes

HLG reserves the right to terminate in full or in part the premiums and/or payments due in this respect if because of government measures a pension scheme - other than the one embodied in the AOW/AWW - replaces this Pension Scheme in full or in part.

8.                                 Private account

The Member of the Board is not allowed to hold a debit balance with HLG or any of the group companies.

9.                                 Days leave

The Member of the Board is entitled to 33 working days leave per year. For more days leave the Member of the Board requires the prior consent of the Board of Management.

10.                           Illness

a.                                  HLG will take out invalidity insurance for the Member of the Board provided the Member of the Board will submit to the necessary examinations to this end.

b.                                 When the Member of the Board is prevented by illness or accident from performing his duties, the following will apply:

i             the Member of the Board will retain a right to his full salary for 1 year;

ii            if the occupational disability lasts longer than 1 year, for the further duration of the illness or accident until the retirement date, the Member of the Board will be entitled to an annual payment equal to the old-age pension promised to him and which he will receive on survival of the pensionable age, plus the amount under the AOW for married persons applicable for each respective year. Any general adjustments of the pensions for board members at HLG will also be applied to the said payment.

c.                                  The payment mentioned under b. will be reduced by the payments with regard to the insurance mentioned under a. as well as the payments with regard to the Statutory Occupational Disability Insurance (WAO or AWW, etc.)

11.                           Additional functions

The Member of the Board is obliged to do and refrain from everything that he ought to do or refrain from in the interests of HLG and of its group companies. He will deploy his full personality and working power in order to promote the growth of HLG and its group companies. He will not accept additional functions in the business sphere, either salaried or not, without the prior written consent of the Board of Management of HLG.

12.                           Fees and attendance fees from additional functions

Fees and attendance fees from additional functions in the insurance sphere as well as from supervisory directorships which are held in a certain capacity, will accrue to HLG. For the rest, such fees will be retained by the Member of the Board.

13.                           Confidentiality

The Member of the Board should observe strict confidentiality both during his employment as well as after it with regard to all matters which come to his notice in die course of his duties in connection with the matters and interests of HLG and its affiliated businesses.

14.                           Position after termination of the employment

On termination of the employment the Member of the Board shall not be employed in a new function within HLG’s sphere of activity for three years afterwards if this could result in actual adverse effects for HLG. In such a case HLG and the Member of the Board will consult in good faith with each other and involve the possible new employer in these consultations. If the parties cannot come to any agreement in this respect, all this will be decided by a binding third-party ruling in accordance with clause 15. For as long as there is no agreement in this respect, the Member of the Board will, during this three-year period, not be self-employed or accept employment from which an adverse effect can be feared on HLG’s position. This competition clause in these Employment Conditions will not be effective if the Member of the Board is not appointed as Managing Director of HLG and if he does not accept such an appointment because HLG is or will become a subsidiary of another legal entity or if another substantial change in the share holding has occurred and for these reasons the Member of the Board terminates the employment before 1 July 1991.

15.                           Disputes

Without prejudice to the provisions set out in art. 1, second paragraph, of the Netherlands Arbitration Institute Regulations and in clause 14 of this Agreement with regard to a binding third party ruling, all disputes which might arise in connection with this Agreement, or from further agreements which might result from it, will be settled by arbitration in accordance with the Netherlands Arbitration Institute Regulations.